UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 20, 2005
(Date of earliest event reported)

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 701-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directions; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01 Entry Into a Material Definitive Agreement

     On October 20, 2005, Atlas Air Worldwide Holdings, Inc. (the “Company”) and T. Wakelee Smith (“Mr. Smith”) executed a Resignation and General Release Agreement (the “Resignation and Release Agreement”) governing the terms and conditions of the termination of Mr. Smith’s employment as the Company’s Senior Vice President and Chief Operating Officer and as an employee of the Company. Under the terms of the Resignation and Release Agreement and in lieu of certain benefits Mr. Smith would receive under his Employment Agreement (as defined below in Item 1.02), Mr. Smith will have the right to receive severance payments based on Mr. Smith’s base annual salary for a period of 12 months, paid in accordance with the Company’s normal payroll schedule through February, 2006, with the remainder paid in a lump sum on or about March 1, 2006, but in no event later than March 15, 2006. Additionally, the Company will pay Mr. Smith a lump sum cash payment in the amount of $22,500 pursuant to his Employment Agreement. The Company will provide Mr. Smith with his continued medical, dental and vision coverage during the 12 month period following the termination of Mr. Smith’s employment, provided that such benefits will not be continued if Mr. Smith obtains comparable coverage in connection with subsequent employment. Restricted shares of common stock granted to Mr. Smith which have not previously vested will be forfeited. Mr. Smith will be vested in any Company stock options previously granted to him and which vested before the termination of his employment. Any Company stock options which would have vested in the 12 month period following the termination of Mr. Smith’s employment will vest at the time of the termination of his employment and be exercisable for 90 days thereafter unless they expire before the end of such 90 day period. With the exception of the foregoing, Mr. Smith will be entitled to no other payments or benefits from the Company pursuant to the Resignation and Release Agreement.

     The Resignation and Release Agreement provides that Mr. Smith’s employment with the Company terminates effective October 31, 2005 and that his Employment Agreement is terminated as of the date of the Resignation and Release Agreement, subject to the survival of certain provisions as specifically set forth in the Resignation and Release Agreement. Mr. Smith further agrees not to disclose the Company’s confidential or proprietary information and not to compete with the Company for a period of 1 year following Mr. Smith’s termination; provided, however, that Mr. Smith may work as a consultant for another company so long as such work (a) does not require the sue or disclosure of the Company’s trade secrets and/or proprietary information and (b) does not infringe on the Company’s competitive position. Mr. Smith also agrees to release the Company, among others, from any claims arising out of or based upon facts occurring prior to the date of the Resignation and Release Agreement. Mr. Smith and the Company also agree not to disparage the other party.

     The effectiveness of the Resignation and Release Agreement is subject to Mr. Smith’s right to revoke his acceptance of the agreement within 7 days from the date he signed such agreement.

Item 1.02 Termination of a Material Definitive Agreement

     The Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of July 22, 2005, between the Company and Mr. Smith was terminated upon and as of

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the date of the Resignation and Release Agreement pursuant to the terms of such agreement, as further discussed in Item 1.01 above. The terms and conditions of Mr. Smith’s Employment Agreement have been described in previous SEC filings by the Company, including the Company’s Current Report on Form 8-K, filed with the SEC on July 27, 2005. A copy of Mr. Smith’s Employment Agreement is attached to such Form 8-K as Exhibit 10.17.2. This termination is subject to revocation by Mr. Smith for a period of 7 days from the signing of the Resignation and Release Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directions;
Appointment of Principal Officers

     The Company today announced the termination of the employment of Mr. Smith, the Company’s Senior Vice President and Chief Operating Officer, effective October 31, 2005, pursuant to the terms and conditions of the Resignation and Release Agreement discussed above under Item 1.01. Until a successor to Mr. Smith is appointed, Jeffrey H. Erickson, the Company’s President and Chief Executive Officer, will assume his responsibilities on an interim basis. A copy of the press release is being filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated October 20, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated:	October 20, 2005	By:	/s/ John W. Dietrich

		Name:	John W. Dietrich
		Title:	Senior Vice President, General Counsel
and Chief Human Resources Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated October 20, 2005